Exhibit 99.1

WOODBRIDGE LIQUIDATION TRUST
Michael I. Goldberg, Liquidation Trustee
14140 Ventura Boulevard, Suite 302
Sherman Oaks, California  91423

March 16, 2020

FOR IMMEDIATE RELEASE:

Contact:
Michael I. Goldberg, Liquidation Trustee
Woodbridge Liquidation Trust
Tel:  1-310-765-1550

Woodbridge Liquidation Trust Announces Trading Symbol and Intent to Apply to Depository Trust Company for Direct Registration System Services

SHERMAN OAKS, California— March 16, 2020—Woodbridge Liquidation Trust (the “Trust”) announced today that the Financial Institution Regulatory Authority (FINRA) has assigned the trading symbol WBQNL for the Trust’s Class A Liquidation Trust Interests (the “Class A Interests”).  The symbol was assigned following submission of a Form 211 by Imperial Capital, LLC, a full-service investment bank offering investment banking, institutional sales and trading, and institutional research services to institutional investors and middle market companies.

Pursuant to authorization by FINRA, Imperial Capital, LLC has initiated the quotation of prices for the Class A Interests on OTC Link® ATS, the SEC-regulated alternative trading system.   OTC Link® ATS is used by participating securities brokers to enter, update, and display their proprietary quotations in individual securities on a real-time basis.  The initial priced quotation for Class A Interests on OTC Link® ATS is $15.00 Bid, $25.00 Ask.

In a statement, the Trust’s Liquidation Trustee Michael Goldberg said, “Quotation of prices for the Class A Interests on an over-the-counter market represents the accomplishment of an important goal for the Trust—a goal that was established for the Trust under the Woodbridge plan of liquidation.  The availability of the facilities of OTC Link® ATS facilitates trading of the Class A Interests and provides additional liquidity for our holders.”

Additionally, the Trust announced plans to apply to the Depository Trust Company for Direct Registration System (“DRS”) services for the Class A Interests.  With the availability of DRS, registered holders of Class A Interests will be able to hold their Class A Interests, as appearing on the books and records of the Trust’s transfer agent, in book-entry form, enabling the securities to be electronically transferred from the transfer agent to a holder’s securities broker so that trades on OTC Link® ATS can be executed by the broker.

In a statement, Mr. Goldberg said, “DRS services for the Class A Interests should enable trades in these securities to be settled more quickly and efficiently.  We expect to submit our application to the DTC very shortly and anticipate a favorable response within two to four weeks.  While we are pleased to facilitate the rapid and efficient settlement of trades, I would like to remind all concerned that the Trust is not making any recommendation as to whether any person should sell (or buy) any securities of the Trust at this time, or at all.  As always, we recommend that each holder or investors should consider his or her own particular individual financial circumstances and investment objectives, and consult with his or her investment and tax advisors.”

About Woodbridge Liquidation Trust:

Woodbridge Liquidation Trust is a Delaware statutory trust that, together with its wholly-owned subsidiary Woodbridge Wind-Down Entity LLC, was formed on February 15, 2019 to implement the terms of the First Amended Joint Chapter 11 Plan of Liquidation dated August 22, 2018 of Woodbridge Group of Companies, LLC and Its Affiliated Debtors (the “Plan”).  The purpose of the Trust is to prosecute various causes of action acquired by the Trust pursuant to the Plan, to litigate and resolve claims filed against the debtors under the Plan, to pay allowed administrative and priority claims against the debtors (including professional fees), to receive cash from certain sources and, in accordance with the Plan, to make distributions of cash to holders of interests in the Trust subject to the retention of various reserves and after the payment of Trust expenses and administrative and priority claims.  For more information, visit www.woodbridgeliquidationtrust.com.

Regarding Forward-Looking Statements:

This press release may contain forward-looking statements.  Forward-looking statements include statements (other than historical facts) that address future plans, goals, expectations, activities, events or developments.  The Trust has tried, where possible, to use words such as “anticipate,” “if,” “believe,” “estimate,” “plan,” “expect,” “intend,” “forecast,” “initiative,” “objective,” “goal,” “project,” “outlook,” “priorities,” “target,” “evaluate,” “pursue,” “seek,” “potential,” “continue,” “designed,” “impact,” “may,” “could,” “would,” “should,” “will,” and similar expressions to identify forward-looking statements.  Forward-looking statements are based on current expectations and are subject to substantial risks, uncertainties and other factors, many of which are beyond our control and not all of which can be predicted by the Trust.  Accordingly, the Trust cannot guarantee that any forward-looking statements will be realized, as actual result may differ materially from those identified or implied in any forward-looking statement.  Forward-looking statements included in this press release include, without limitation, statements (a) to the effect that the availability of price quotations on an over-the-counter market may facilitate trading, or provide liquidity for holders of, Trust interests, (b) regarding the timing of the Trust’s submission of its DRS application, the timing of the DTC’s response, or the likelihood of a favorable response from the DTC, and (c) that DRS services will facilitate or speed up settlement of trades or otherwise will result in benefits for holders of Trust interests.  Among the factors that may cause actual results to differ materially include the possible infrequency or low volume of trading in Class A Interests on over-the-counter markets, the failure by the DTC to accept the Class A Interests as DRS-eligible, the effect of changes in  policy by the DTC  or the Trust’s transfer agent, and other risks identified and described in “Item 1A.  Risk Factors” of the Trust’s Registration Statement, as amended.  All forward-looking statements speak only as of the date they were made.  The Trust does not undertake a duty to publicly update or revise such forward-looking statements or other information contained herein, whether as a result of new information, subsequent events, circumstances, changes in expectations or otherwise.